Exhibit 99.3

News Release

CONTACT

Larry Adeleye, AVP, Director of Investor Relations, W 614).917.5108

Kyle Anderson, AVP, Director of Corporate Communications, W 614.917.5497

                                                                                                                 M 614.477.5301

State Auto Financial’s second quarter results to include

non-cash charge for deferred tax valuation allowance

Columbus, Ohio (July 27, 2011) – State Auto Financial Corporation (NASDAQ:STFC) today announced that its second quarter 2011 financial results will include a non-cash charge of approximately $115 million to establish a valuation allowance against its net deferred tax asset.

Deferred income tax assets and liabilities represent the tax effect of the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes (ASC 740), STFC periodically evaluates its deferred tax assets, which requires significant judgment, to determine if they are realizable weighing all available evidence, both positive and negative, including historical and anticipated future taxable income. In making such judgments, significant weight is given to evidence that can be objectively verified. Given the significance of STFC’s previously announced catastrophe losses for the second quarter, STFC considered both positive and negative evidence and concluded a valuation allowance should be established as of June 30, 2011.

“The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude the company from using its loss carryforwards or realizing other deferred tax assets in the future,” said STFC President, Chairman and CEO Bob Restrepo.

“It’s also important to note that the establishment of a valuation allowance does not reflect a change in our long-term financial outlook,” Restrepo added. “We will continue to implement initiatives to strengthen our underwriting profitability and financial strength and preserve our terrific reputation. At the same time, we will continue to build upon our long-standing and profitable agency relationships, develop and deploy products and technology that make us an even more responsive partner, and ensure the quality claim and customer service operations that will continue to distinguish State Auto as a superior regional agency company.”

The valuation allowance against net deferred tax assets will reverse when, in STFC’s judgment, available positive evidence outweighs negative evidence. However, given the inherent uncertainty in predicting future performance, which is impacted by such things as severity and frequency of catastrophe losses, current and projected pricing actions, investment market conditions, and planned loss ratio and expense control initiatives, it is uncertain as to when that might occur.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.

* * * * * *

STFC has scheduled a conference call with interested investors for Tuesday, Aug. 2, at 10 a.m. ET to discuss the company’s second quarter 2011 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com. A replay of the call can be heard beginning at 12 p.m. ET, Aug. 2, by calling 888-562-6891. Supplemental schedules detailing STFC’s second quarter 2011 financial, sales and underwriting results are made available on the Investors tab of http://www.StateAuto.com prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.